Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Transcat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.50 par value per share	Other	31,142	$123.10	$3,833,580	$0.0001476	$566
Total Offering Amounts					$3,833,580		$566
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$566

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the Registrant’s common stock as reported on the Nasdaq Global Market on August 29, 2024, which date is a date within five business days of the filing of this registration statement.